Exhibit 99.1

CTI BIOPHARMA REPORTS THIRD QUARTER 2014 FINANCIAL RESULTS

- Entered into Potential $133.5 Million Agreement with SERVIER for PIXUVRI in U.S. and Certain E.U. Territories –

- Acquired Worldwide Rights to Tosedostat, a Late-Stage Oral Targeted Therapy for Patients with AML and MDS; Retired Potential $209 Million in Development and Sales Milestones to Chroma –

- Conference Call Scheduled for Today at 4:30 p.m. Eastern Time -

SEATTLE, Wash., October 29, 2014-CTI BioPharma Corp. (CTI) (NASDAQ and MTA: CTIC) today reported financial results for the three months ended September 30, 2014.

“During the quarter, we achieved a key objective we set forth at the beginning of 2014 by securing a partner to accelerate the development and commercialization of PIXUVRI® by expanding the market into countries where we do not have a commercial presence while also retaining rights in the US. We believe this partnership will maximize the value of PIXUVRI for CTI and help us achieve our goal of generating net positive margin contributions from PIXUVRI sales,” said James A. Bianco, M.D., President and CEO. “This has truly been a transformative last 12 months for CTI having secured two major development and commercialization collaborations; completed enrollment in the first Phase 3 clinical trial for pacritinib, which we believe is on track to report top-line results in the first quarter of 2015; initiated enrollment in the second Phase 3 trial for pacritinib; and secured worldwide rights to tosedostat, a first-in-class aminopeptidase inhibitor. We look forward to building on this momentum as we set our sights on readying pacritinib for potential registration late 2015.”

Select Third Quarter 2014 and Recent Highlights

Corporate:

•

In September 2014, entered into an exclusive license and collaboration agreement with Servier to develop and commercialize PIXUVRI in a transaction valued at up to approximately €103.0 million (approximately $133.5 million) if all milestones are achieved. Under the agreement, CTI retains full commercialization rights for PIXUVRI in Austria, Denmark, Finland, Germany, Israel, Norway, Sweden, Turkey, the United Kingdom and the U.S., with Servier having exclusive rights to commercialize PIXUVRI in all other countries.

•

In October 2014, acquired worldwide rights to tosedostat through concurrent transactions with Vernalis R&D Limited, the originator of tosedostat, and Chroma Therapeutics Limited (Chroma). Tosedostat is a first-in-class selective inhibitor of aminopeptidases, which are required by tumor cells to provide amino acids necessary for growth and tumor cell survival. Tosedostat is currently being evaluated in Phase 2 clinical trials for patients with MDS and AML. For more information, please see CTI’s press release dated October 27, 2014.

Research and Development:

•

In August 2014, received a $20 million development milestone payment from Baxter International, Inc. (Baxter) following completion of enrollment in the PERSIST-1 pivotal Phase 3 trial of pacritinib for patients with myelofibrosis. CTI expects to report top-line results in the first quarter of 2015.

•

In August 2014, the U.S. Food and Drug Administration (FDA) granted pacritinib Fast Track designation for the treatment of intermediate and high risk myelofibrosis, including but not limited to patients with disease-related thrombocytopenia, patients experiencing treatment emergent thrombocytopenia on other JAK2 therapy or patients who are intolerant to or whose symptoms are sub-optimally managed on other JAK2 therapy. The Fast Track process is designed to facilitate the development and expedite the review of drugs to treat serious conditions and fill an unmet medical need.

Financial Results

Total revenues for the third quarter and the nine months ended September 30, 2014, were $39.5 million and $42.3 million, respectively, compared with no revenue for the same periods in 2013. Total revenues for the third quarter and nine months ended September 30, 2014, included license and contract revenue of $37.5 million, which was primarily attributed to the $20 million development milestone payment received from Baxter for completion of enrollment in the PERSIST-1 Phase 3 clinical trial of pacritinib and recognition of $17.3 million from an upfront payment under the PIXUVRI collaboration agreement with Servier. Net product sales of PIXUVRI for the third quarter and first nine months of 2014 were $2.0 million and $4.4 million, respectively, compared to $0.4 million and $1.8 million for the same periods in 2013. CTI currently sells PIXUVRI directly to health care providers through a product dedicated contract sales force and through a limited number of wholesale distributors in the E.U.

The non-GAAP operating income, which excludes non-cash share-based compensation expense, for the third quarter of 2014 was $11.3 million, compared to non-GAAP operating loss of $13.6 million for the same period in 2013. For the nine months ended September 30, 2014, the non-GAAP operating loss was $29.8 million, compared to $45.5 million for the same period in 2013. The GAAP operating income for the third quarter of 2014 was $7.5 million compared to an operating loss of $15.5 million for the same period in 2013. For the nine month period ended September 30, 2014 the GAAP operating loss was $46.9 million, compared to $51.9 million for the same period in 2013. Non-cash share-based compensation expense for the third quarter and first nine months of 2014 was $3.8 million and $17.0 million, respectively, compared to $1.9 million and $6.3 million for the same periods in 2013. For information on CTI’s use of the aforementioned non-GAAP measure and a reconciliation of such measure to GAAP operating loss, see the section below entitled “Non-GAAP Financial Measures.”

For the third quarter ended September 30, 2014, CTI reported a net income of $4.6 million, or $0.03 per share, compared to a net loss of $22.4 million, or ($0.20) per share, for the same period in 2013. Net loss for the nine month period ended September 30, 2014, was $51.8 million, or ($0.36) per share, compared to $59.8 million, or share of ($0.55) per share for the same period in 2013.

As of September 30, 2014, CTI’s cash and cash equivalents totaled $29.9 million. For accounting purposes, due to the timing of the license and collaboration agreement with Servier, CTI recognized license and contract revenue from the upfront fee in the third quarter, while the total $17.8 million upfront payment received in October will be reflected in CTI’s year-end cash balance. We believe that our present financial resources (including the upfront payment we received in October 2014 under the Servier Agreement), together with additional milestone payments projected to be received under certain of our contractual agreements through 2015, our ability to control costs and expected net contribution from commercial operations in connection with PIXUVRI, will be sufficient to fund our operations into the third quarter of 2015. Accordingly, we will need to raise additional funds and are currently exploring alternative sources of financing. We may seek to raise such capital through public or private equity financings, partnerships, joint ventures, disposition of assets, debt financings or restructurings, bank borrowings or other sources of financing. However, we have a limited number of authorized shares of common stock available for issuance and additional funding may not be available on favorable terms or at all.

Financial Guidance for 2014

As a result of the stock issuance in the transaction described above with Chroma resulting in an expense recognition of approximately $21.0 million, CTI has revised its financial guidance such that non-GAAP operating loss for 2014 is now expected to range from approximately $66 million to $71 million rather than $45 million to $50 million as previously expected, which excludes non-cash share-based compensation expense. This financial projection is primarily based upon the following factors:

•	Project sales from PIXUVRI commercial operations;
•

SG&A expenses, including sales and marketing expenses to drive sales of PIXUVRI, as well as medical affairs expenses in support of educational programs for the hematologist/oncologist community in the E.U.;

•	R&D expenses, including management of costs for PIXUVRI, ongoing and planned Phase 3 clinical trials involving pacritinib and multiple investigator-sponsored trials (ISTs) involving tosedostat; and
•	Potential third party milestone of $10.0 million projected to be received by year-end.

Actual financial results for 2014 will vary based upon many factors, including the degree of market acceptance and reimbursement rates for PIXUVRI in the applicable countries, the rate of patient enrollment in ongoing clinical trials and other factors described in CTI’s filings with the Securities and Exchange Commission (SEC).

Information required by CONSOB pursuant to section 114, paragraph 5, of the Italian Legislative Decree no. 58/98

Report on possible failure to comply with covenants

To the knowledge of CTI’s management, CTI and its Groups are in compliance with all covenants, negative pledges and other provisions concerning long-term debt.

Business and financial plan

CTI’s strategy is to become a leader in the acquisition, development and commercialization of novel targeted therapies covering a spectrum of blood-related cancers that offer a unique benefit to patients and healthcare providers. An update on the key elements of CTI’s strategy is below.

Successfully Commercialize PIXUVRI

CTI’s key commercial objective is to continue to build a successful PIXUVRI franchise. In September 2014, CTI entered into an exclusive license and collaboration agreement with Servier to develop and commercialize PIXUVRI in a transaction valued at approximately €103.0 million if all milestones are achieved. Under the agreement, CTI retains full commercialization rights for PIXUVRI in Austria, Denmark, Finland, Germany, Israel, Norway, Sweden, Turkey, the United Kingdom and the U.S., with Servier having exclusive rights to commercialize PIXUVRI in all other countries. PIXUVRI is not approved in the U.S. CTI is currently focused on educating physicians on the unmet medical need and building brand awareness for PIXUVRI among physicians in the countries where PIXUVRI is commercially available. The Company has an ongoing post-marketing commitment randomized trial, which if successful, could provide for full marketing authorization and label expansion in the EU while potentially serving as the basis for U.S. regulatory submission. The Company currently expects this trial to complete enrollment late 2015.

Develop Pacritinib in Myelofibrosis and Additional Indications

Together with Baxter, CTI is developing pacritinib for patients with myelofibrosis. CTI’s development program for pacritinib includes two Phase 3 registration trials in patients with myelofibrosis and multiple investigator-sponsored trials in other blood-related cancers, including ongoing studies in AML. CTI expects to report top-line data from the first Phase 3 trial (PERSIST-1) in the first quarter of 2015.

Continue to Develop our Other Pipeline Programs

CTI believes that it is important to maintain a diverse pipeline to sustain its future growth. To accomplish this, CTI continues to advance the development of other novel product candidates, particularly tosedostat, primarily through cooperative group sponsored trials and ISTs.

Evaluate Product Collaborations to Accelerate Development and Commercialization

CTI intends to continue to evaluate additional possible collaborations to broaden and accelerate clinical trial development and potential commercialization of CTI’s compounds. Collaborations have the potential to generate non-equity based operating capital, supplement CTI’s own internal expertise and provide CTI with access to the marketing, sales and distribution capabilities of CTI’s collaborators in specific territories.

Identify and Acquire Additional Pipeline Opportunities

CTI’s current pipeline is the result of the license and acquisition of assets that CTI believes can address unmet medical needs for patients with a spectrum of blood relate cancers. CTI plans to continue to seek potential additional product candidates in an opportunistic manner.

Conference Call Information

CTI management will host a conference call to review its third quarter 2014 financial results and provide an update on business activities. The event will be held today at 1:30 p.m. PDT / 4:30 p.m. EDT / 9:30 p.m. CET. Participants can access the call at 1-888-455-2263 (domestic) or +1 719-325-2376 (international). To access the live audio webcast or the subsequent archived recording, visit CTI’s website, www.ctibiopharma.com. Webcast and telephone replays of the conference call will be available approximately two hours after completion of the call. Callers can access the replay by dialing 1-888-203-1112 (domestic) or +1 719-457-0820 (international). The access code for the replay is #6010391. The telephone replay will be available until Wednesday, November 5, 2014.

About CTI BioPharma Corp.

CTI BioPharma Corp. (NASDAQ and MTA: CTIC) is a biopharmaceutical company focused on the acquisition, development and commercialization of novel targeted therapies covering a spectrum of blood-related cancers that offer a unique benefit to patients and healthcare providers. CTI has a commercial presence in Europe and a late-stage development pipeline, including pacritinib, CTI’s lead product candidate that is currently being studied in a Phase 3 program for the treatment of patients with myelofibrosis. CTI is headquartered in Seattle, Washington, with offices in London and Milan under the name CTI Life Sciences Limited. For additional information and to sign up for email alerts and get RSS feeds, please visit www.ctibiopharma.com.

Non-GAAP Financial Measures

CTI has provided in this press release the historical financial measure of loss from operations, excluding non-cash share-based compensation expense, which is a non-GAAP measure, for the third quarter ended September 30, 2014, and the financial projection of loss from operations, excluding non-cash share-based compensation expense, which is a non-GAAP measure, for the 2014 fiscal year. Due to varying available valuation methodologies, subjective assumptions and the different GAAP accounting treatment of different award types that companies can use under ASC Topic 718, CTI’s management believes that providing a non-GAAP financial measure that excludes non-cash share-based compensation can enhance management’s and investors’ comparison of CTI’s operating results over different periods of time as compared to the operating results of other companies.

CTI’s use of a non-GAAP financial measure has limitations and should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. One limitation is that CTI’s reported non-GAAP loss from operations results in the exclusion of a recurring expense, since share-based compensation will continue to be a significant recurring expense in CTI’s business. A second limitation is that CTI’s methodology for calculating non-GAAP loss from operations, which only excludes the component of share-based compensation, may differ from the methodology CTI’s peer companies utilize to the extent they report non-GAAP loss from operations or similarly titled measures and accordingly may not necessarily be comparable to similarly titled measures of other companies. Investors are urged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of CTI’s non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included below in this press release.

CTI has not included a reconciliation of CTI’s projected non-GAAP loss from operations to a projected GAAP loss from operations because the calculation of the excluded share-based compensation would require information that is presently uncertain, such as the future level of additional equity awards that will be granted to meet CTI’s compensation philosophy and objectives after taking into account the economic climate at the time of grant. In addition, the calculation is largely based on the price of CTI’s stock at the time of the specific grants (as required under ASC Topic 718), which price is variable and therefore unknowable until the grant is made. Because of the contingent nature of such factors, CTI believes that the specific adjustment for future share-based compensation cannot be forecast with accuracy.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of CTI’s securities. Such statements include, but are not limited to, statements regarding CTI’s expectations with respect to the development of CTI and its product and product candidate portfolio, expectations with respect to potential milestone and royalty payments, benefits of collaborations and the ability to maximize potential of product candidates, CTI’s ability to achieve its objectives and projections (including that of completing PERSIST-1 and reporting the associated topline results in early 2015, the projected progress of PERSIST-2, driving PIXUVRI sales, advancing CTI’s various clinical trials and evaluating and developing product candidates in other indications in the future), CTI’s ability to acquire new compounds, build a successful PIXUVRI franchise and consummate collaborations for its compounds when sought (and the potential benefits resulting from such activities) and CTI’s projected non-GAAP operating loss. Risks that contribute to the uncertain nature of the forward-looking statements include, among others, risks associated with the biopharmaceutical industry in general and with CTI and its product and product candidate portfolio in particular including, among others, risks associated with the following: that CTI cannot predict or guarantee the pace or geography of enrollment of its clinical trials, that CTI cannot predict or guarantee the commencement or outcome of preclinical and clinical studies, that CTI may not obtain reimbursement for PIXUVRI in the various applicable countries, that the conditional marketing authorization for PIXUVRI may be withdrawn or may be subject to additional conditions, that CTI may not obtain favorable determinations by other regulatory, patent and administrative governmental authorities, risks related to the costs of developing, producing and selling PIXUVRI, pacritinib and CTI’s other product candidates, and other risks, including, without limitation, competitive factors, technological developments, that CTI’s operating expenses continue to exceed its net revenues, that CTI may not be able to complete projected collaborations for its compounds, that CTI may not be able to sustain its current cost controls or further reduce its operating expenses, that CTI may not achieve previously announced goals and objectives as or when projected, that CTI’s average net operating burn rate may increase, and that CTI will continue to need to raise capital to fund its operating expenses, but may not be able to raise sufficient amounts to fund its continued operation as well as other risks listed or described from time to time in CTI’s most recent filings with the SEC on Forms 10-K, 10-Q and 8-K.  Except as required by law, CTI does not intend to update any of the statements in this press release upon further developments.

Currency Exchange Rate

Under the license and collaboration agreement with Servier, monetary amounts are generally denoted in euros, while the corresponding U.S. dollar amounts are based upon conversion on September 12, 2014.

PIXUVRI is a registered trademark of CTI BioPharma Corp.

Source: CTI BioPharma Corp.

# # #

Contacts:

Monique Greer

+1 206-272-4343

mgreer@ctibiopharma.com

Ed Bell

+1 206-282-7100

ebell@ctibiopharma.com

In Europe:

CTI Life Sciences Limited, Milan Branch

Laura Villa

+39 02 94751572

lvilla@cti-lifesciences.com

CTI BioPharma Corp.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues:
Product sales, net	$2,021	$362	$4,437	$1,794
License and contract revenue	37,513	—	37,851	—
Total revenues	39,534	362	42,288	1,794
Operating costs and expenses:
Cost of product sold	252	13	599	104
Research and development	16,528	7,245	42,725	23,620
Selling, general and administrative	12,563	8,529	43,104	29,774
Settlement expense	—	60	—	155
Other operating expense	2,719	—	2,719	—
Total operating costs and expenses	32,062	15,847	89,147	53,653
Income (loss) from operations	7,472	(15,485)	(46,859)	(51,859)
Other non-operating income (expense):
Interest expense	(472)	(316)	(1,403)	(680)
Amortization of debt discount and issuance costs	(185)	(162)	(547)	(349)
Foreign exchange gain (loss)	(2,455)	547	(2,621)	(199)
Other non-operating expense	—	(268)	(885)	(433)
Net income (loss) before noncontrolling interest	4,360	(15,684)	(52,315)	(53,520)
Noncontrolling interest	243	140	517	581
Net income (loss) attributable to CTI	4,603	(15,544)	(51,798)	(52,939)
Deemed dividends on preferred stock	—	(6,900)	—	(6,900)
Net income (loss) attributable to CTI common shareholders	4,603	(22,444)	(51,798)	(59,839)
Net income (loss) per common share:
Basic	$0.03	$(0.20)	$(0.36)	$(0.55)
Diluted	$0.03	$(0.20)	$(0.36)	$(0.55)
Shares used in calculation of earnings (loss) per common share:
Basic	145,138	110,996	143,920	108,489
Diluted	147,097	110,996	143,920	108,489

Balance Sheet Data (unaudited):			(amounts in thousands)
			September 30,	December 31,
			2014	2013
Cash and cash equivalents			$29,910	$71,639
Working capital			27,127	60,446
Total assets			68,594	93,723
Current portion of long-term debt			5,865	3,155
Long-term debt, less current portion			7,846	10,152
Total shareholders' equity			16,047	42,758

Non-GAAP Reconciliations

(In thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
As reported - income (loss) from operations (GAAP)	$7,472	$(15,485)	$(46,859)	$(51,859)
As reported - share-based compensation expense (GAAP)	3,837	1,928	17,022	6,324
As adjusted - income (loss) from operations (Non-GAAP)	$11,309	$(13,557)	$(29,837)	$(45,535)